Exhibit 99

SCHLUMBERGER APPOINTS CHIEF OPERATING OFFICER

Paris, February 8, 2019 - Schlumberger (NYSE:SLB) announced today that its Board of Directors has appointed Olivier Le Peuch as Chief Operating Officer of Schlumberger Limited, effective immediately.

Reporting to Paal Kibsgaard, Chairman and Chief Executive Officer, Le Peuch will be responsible for the day-to-day management of all worldwide operations.

Previously, Le Peuch was Executive Vice President Reservoir & Infrastructure, responsible for the management of the Cameron product lines, including OneSubsea, as well as some of Schlumberger’s leading technology products lines, including Software Integrated Solutions and Schlumberger Land Rigs.

Schlumberger Chairman and CEO Paal Kibsgaard commented: “Olivier’s track record, consisting of significant industry experience combined with technical and management roles within Schlumberger, gives me complete confidence in his ability to manage and grow all aspects of our operations. I look forward to working closely with Olivier.”

Prior to his most recent position, Le Peuch held a variety of global management positions, including President of the Cameron product lines (February 2017 to May 2018); President of Schlumberger Completions (October 2014 to January 2017); and Vice President of Engineering, Manufacturing and Sustaining (August 2010 to September 2014). Earlier in his career, Le Peuch was GeoMarket Manager for the North Sea, and President of Software Integrated Solutions.

An electrical engineer with a master’s degree in microelectronics from the Bordeaux University of Science, Mr. Le Peuch began his career at Schlumberger in 1987 as an electrical engineer and spent his early career in custom software integration and development, and in high temperature electronics development for Wireline equipment.

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London, and The Hague, and reported revenues of $32.82 billion in 2018. For more information, visit www.slb.com.

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For further information, contact:

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Manager of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

Joao Felix – Schlumberger Limited, Director of Corporate Communication

Tel: +1 (713) 375-3535

communication@slb.com